090301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

Filed in the office of	Document Number 20120127323-53
Ross Miller Secretary of State State of Nevada	Filing Date and Time 02/23/2012 1:45 PM
	Entity Number E0358282006-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

MAINLAND RESOURCES INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

600,000,000 common shares with a par value of $0.0001.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

60,000,000 common shares with a par value of $0.0001.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The company will issue one (1) share for every ten (10) shares of the common stock issued and outstanding after the effective date of the reverse split.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

In the event that any fractional common shares result from the reverse stock split, the Company will not issue any fractional common shares. - see attached

7. Effective date and time of filing: (optional) Date: March 7, 2012 Time:

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X [signature]

Signature of Officer

Chief Financial Officer

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Attachment A

to

Certificate of Change Pursuant to NRS 78.209

Name of corporation:

Mainland Resources, Inc. (the "Company")

Item 6 Continued:

Instead, any fractional common shares resulting from the reverse stock split will be rounded down to the nearest whole common share. Stockholders of the Company who would otherwise be entitled to receive fractional common shares because they hold a number of common shares that would result in any fractional common shares when divided by the exchange ratio of ten (10) old shares per one (1) new share would instead receive cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one common share of the Company's common stock, to which the stockholder would otherwise be entitled, multiplied by the closing trading price of the Company's common stock on the trading day immediately before the Effective Date of March 7, 2012.